UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): August 8, 2012

MONKEY ROCK GROUP, INC.
(Exact name of small business issuer as specified in its charter) (Former Name of Registrant)

Delaware	001-15165	98-0208402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

291 S. Main Street J. Yuma, Arizona, 85364

(Address of principal executive offices)

(928) 304-8817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement

The Company, Monkey Rock Group, Inc. (“Monkey Rock”) has terminated the Share Purchase Agreement (the “Purchase Agreement”) dated June 23, 2011 that was entered into with Nissi Group Incorporated (“Nissi Group”), a Hawaiian corporation and certain Monkey Rock Group shareholders, wherein Monkey Rock agreed to exchange 90,000,000 shares of newly issued shares of Monkey Rock in exchanged for 100% of the Common and Preferred stock of Nissi Group and which resulted in a change of control. The Purchase Agreement provided that the Purchase Price was to be paid, by the payment of outstanding obligations of the Company, which were outlined in the Purchase Agreement and that the Company and Nissi Group would file consolidated financials as was required.

The Company and Nissi Group entered into a Settlement Agreement and Release dated July 26, 2012 (the “Settlement Agreement”) wherein, the parties have agreed that it is in the best interest of both companies to unwind the transaction entered into under the Purchase Agreement because all of the Purchase Price has not been paid and the auditors have indicated that the consolidated audit cannot be completed without significant time and expense, if at all. The inability to complete the audits has resulted in the Company being delinquent in its filing obligations.

The parties have indicated that they still desire to pursue the business plan that was represented by the initial Purchase Agreement, however, any such transaction will have to be structured in such a way as to enable the Company to meet its filings obligations.

Item 5.01 Change in Control

(a) Pursuant to a Settlement Agreement, adopted by the unanimous consent of the Board of Directors and by written approval of a majority of the issued and outstanding shares of the Registrant and by the board of directors of Nissi Group, Nissi’s shareholders will return all of the shares issued under the Purchase Agreement, and the Company will return all of Nissi’s shares. In addition, certain consultants that received shares of the Company have agreed to terminate their consulting agreements and return a portion of the shares they received back to the Company’s treasury.

Following the Closing of the Settlement Agreement, Monkey Rock, shall have a total of 86,421,148 shares issued and outstanding.

(b) The following table contains information regarding the shareholder ownership of Monkey Rock , its directors and executive officers and those persons or entities who beneficially own more than 5% of Monkey Rock ’s shares post closing:

Name	Amount of Stock Beneficially owned (1)	Percent of Common Stock Beneficially Owned
John Dent Matthew Dent Jereoen Riedel Donna Mallion	35,655,059 10,000,000 4,550,000 6,100,000	41.2% 11.18% 5.26% 7.05%
All Directors and executive officers as a group 1 person	35,655,059	41.2%

(1)	Based upon 86,421,148 outstanding shares of common stock, following the Closing and the return of shares from Nissi Group's shareholders and the Consultants.

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ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF PRINCIPAL OFFICERS

The Registrant reports in this current report on Form 8-K the appointment of John Dent to the positions of CEO and President on August 3, 2012. Also, August 3, 2012, the Registrant accepted the resignation of Dexter Aspacio from all positions with the Company. Mr. Aspacio had no disagreement with the Registrant on any matter relating to Registrant’s operations, policies or practices.

Mr. John Dent, 60, President & CEO

Mr. Dent Founded Monkey Rock Group and he acted as CEO of Monkey Rock Group, Inc. from January 2010 until September 2011. He is a proven and recognizable international entrepreneur who, prior to launching the Monkey Rock USATM brand, has successfully started and grown several profitable companies over a 30 year career spanning a variety of different industries including real estate development and construction, healthcare, motorcycle sales and dismantling, motorcycle racing, and freight transport. Since 2004, Mr. Dent has been an active investor in the Jumeriah Private Island in Phuket, and is also the owner of The Mansions, a real estate development in Costa Rica. From 1994 to 2004, he started and operated Truecare Group, a specialist residential healthcare, for people with learning disabilities and mental health issues. In 2004, he oversaw the sale of the company to a venture capitalist group. From 1984 to1999, Mr. Dent was the proprietor of real estate construction companies, and acquired a large real estate portfolio.

Each director serves until his or her successor is elected. There are no arrangements or understandings between any prospective director and any other person pursuant to which he or she was selected as a prospective director.

Each prospective officer will serve until he or she is replaced by the Board of Directors. There are no arrangements or understandings between any officer of the Company and any other person pursuant to which he or she was selected as a prospective officer.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.3	Settlement and Release Agreement between the Registrant and Nissi Group, Inc. dated July 26, 2012

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monkey Rock Group, Inc.

Dated: August 8, 2012	/s/ John Dent/
John Dent, President &CEO

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